Exhibit 99.B(j)

Consent on Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional Investments Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the SEI Institutional Investments Trust Extended Market Index Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 23, 2012